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                                                                     EXHIBIT 3.3

                                  A.S.V., Inc.
                              Amendment to Bylaws
                       Adopted by the Board of Directors
                                 April 13, 1999

     RESOLVED, that the following Section 2.10 is hereby added to the Company's Bylaws to read in its entirety as follows:

          Section 2.10.  Nomination of Directors.  Nominations of persons for
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     election as directors may be made at a regular meeting of shareholders (i)
     by or at the direction of the Board of Directors or (ii) by any shareholder who (A) was a shareholder of record at the time of giving of notice provided for in these Bylaws, (B) is entitled to vote at the meeting and
     (C) gives prior notice of the nomination in the manner herein provided.
     For a nomination to be properly made by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation at least 120 days before the date that is one year after the date the corporation's proxy statement for the prior year's regular meeting was first mailed to shareholders. Such notice shall set forth (i) as to the shareholder giving the notice: (A) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and
     (B) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made and (ii) as to each person the shareholder proposes to nominate: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person and (C) the class and number of shares of the corporation's capital stock beneficially owned by the person. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     FURTHER RESOLVED, that the following Section 2.11 is hereby added to the Company's Bylaws to read in its entirety as follows:

          Section 2.11  Proposals.  To be properly brought before a regular
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     meeting of shareholders, business must be (i) specified in the notice of the meeting, (ii) directed to be brought before the meeting by the Board of Directors or (iii) proposed at the meeting by a shareholder who (A) was a shareholder of record at the time of giving of notice provided for in these Bylaws, (B) is entitled to vote at the meeting and (C) gives prior notice of the matter, which must otherwise be a proper matter for shareholder action, in the manner herein provided. For business to be properly brought before a regular meeting by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation at least 120 days before the date that is one year after the date the corporation's proxy statement for the prior year's regular meeting was first mailed to shareholders.
     Such notice shall set forth (i) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the proposal will be made, (ii) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial
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     owner, if any, on whose behalf the proposal will be made, (iii) a brief description of the business desired to be brought before the regular meeting and the reasons for conducting such business and (iv) any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The chairman of the meeting may refuse to acknowledge any proposed business not made in compliance with the foregoing procedure.

     FURTHER RESOLVED, that the following Section 2.12 is hereby added to the Company's Bylaws to read in its entirety as follows:

          Section 2.12  Conduct of Meetings.  The presiding officer of the
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     meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding officer, are appropriate for conduct of the meeting. To the extent not prohibited by law, such rules, regulations or procedures may include, without limitation, establishment of (i) an agenda or order of business for the meeting and the method by which business may be proposed,
     (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized proxies or such other persons as the presiding officer of the meeting shall determine, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof and (v) limitations on the time allotted to questions or comments by participants. Any proposed business contained in the notice of a regular meeting is deemed to be on the agenda and no further motions or other actions shall be required to bring such proposed business up for consideration. Unless and to the extent otherwise determined by the presiding officer of the meeting, it shall not be necessary to follow Robert's Rules of Order or any other rules of parliamentary procedure at the meeting of the shareholders. Following completion of the business of the meeting as determined by the presiding officer of the meeting, the presiding officer of the meeting shall have the exclusive authority to adjourn the meeting.